For further information, please contact ACE*COMM Investor Relations at (301) 721-3123 or investor@acecomm.com

ACE*COMM CORPORATION REPORTS FINANCIAL RESULTS FOR
THE THIRD QUARTER OF FISCAL YEAR 2005

Gaithersburg, MD – May 12, 2005 - ACE*COMM Corporation (NASDAQ: ACEC),
a global provider of network business intelligence and advanced operations support systems (OSS) solutions, today reported financial results for the third quarter of fiscal year 2005, which ended March 31, 2005.

The Company had a number of positive developments in, or just after, the end of the quarter, including a large government project win, the acquisition of an asset recovery and revenue assurance solutions provider, and a productive private placement. However, the Company recorded net losses, due to revenue shortfalls in the most recent quarter and a significant charge related to the acquisition.

The Company reported revenues of $3.8 million for the quarter, which compares to $4.8 million for the same quarter in fiscal year 2004. The Company had a net loss for the quarter of $6.6 million, or a net loss of $0.47 per fully diluted share, compared to a net loss of $1.4 million, or a net loss of $0.10 per fully diluted share for the same quarter in fiscal year 2004. The net loss for the most recent quarter consisted of a loss from operations of $6.5 million which included a charge of $5.1 million for in process research and development associated with the acquisition of 2helix. In the same quarter last year the net loss consisted of a loss from operations of $1.4 million which included a charge of $1.2 million for in process research and development associated with the assets purchase of Intasys.

For the first nine months of fiscal 2005, the Company recorded revenues of $13.2 million, compared to $9.7 million for the first nine months of fiscal 2004. The Company had a net loss and loss per fully diluted share of $6.8 million and $0.49, respectively, compared to a net loss and loss per fully diluted share of $3.9 million and $0.34 for the same nine months of fiscal 2004. The net loss for the most recent nine months consisted of a loss from operations of $6.9 million which included a charge of $5.1 million for in process research and development associated with the acquisition of 2helix. For the first nine months of fiscal 2004, the loss from operations was $3.9 million which included a charge of $1.2 million for in process research and development associated with the assets purchase of Intasys.

Summary of significant events for the period:

•	The Company acquired London-based 2helix, an innovative provider of network asset assurance, revenue optimization, and business intelligence solutions to Tier 1 carriers, primarily in the European sector. In 2004, 2helix was ranked as one of the 25 fastest growing companies by the UK Sunday Times Tech Track review and achieved revenues of US$9.5 million. ACE*COMM acquired 2helix for approximately US$8.3 million. The acquisition closed at the end of March, so the results for the quarter do not reflect significant revenue or expenses from 2helix.

•	In April 2005, just after the end of the quarter, the Company was selected to provide its NetPlus® telecommunications management system (TMS) under a U.S. defense agency contract for a global TMS deployment program. Under the present Department of Defense (DoD) plan, the program will encompass more than 100 installations and is expected to total in excess of US $20 million for the Company over its lifespan. This includes initial deployments scheduled over an 18 month timeframe, follow-on contracts for life cycle support and maintenance, further opportunities for ongoing upgrades and improvements, and additional sales opportunities for future versions of NetPlus®.

•	Alcatel announced ACE*COMM as its preferred IP mediation vendor as part of a global move to enrich its IP/Ethernet portfolio with critical service assurance features, and expand its OSS Partner Program with best-of-breed vendors.

•	The Company signed its first contract as an approved SBC Communications Inc. (SBC) vendor. With SBC as a prime contractor, ACE*COMM will be deploying its NetPlus® 6 enterprise operations support system (EOSS) solution for a U.S. government customer.

•	The Company launched its new, real-time service delivery offering based on its Convergent Mediation™ SDP (service delivery platform). This new application development technology enables wireless service providers to quickly develop and deliver an array of brand-defining and revenue-generating services. Feature service — Parent Patrol™ - lets subscribers define limitations and restrictions on the mobile phones included in their family plan service bundle.

•	The Company launched its NetPlus® telemanagement for VoIP. This NetPlus® extension integrates IP-based vendor equipment, and extends telemanagement functionality onto the VoIP platform with a migration that is transparent to end-users, the transport system, and the equipment vendor.

“Since we last reported earnings, the results have turned out to be a mixed bag of major achievements and some disappointments,” said George T. Jimenez, Chairman and CEO of ACE*COMM. “Although we clearly accomplished a great deal, at the same time we experienced a reduction in revenue in the quarter resulting in a net loss. This was due in part to: a) delays in the bookings of a number of large orders; and b) customer delays that resulted in a deferral of revenues under existing contracts by at least one quarter. However, these delays are not lost business, and we expect our fourth quarter, and subsequent quarterly revenues, to increase over previous quarters. Further, we still expect to see a significant increase in revenues, year over year for fiscal 2005. Aided by our recently announced new business with the DoD, two new customers in Europe, and a Parent Patrol™ deployment in Latin America – we are optimistic about our overall position at the end of the fiscal year.”

“We expect that our most recent sales wins, coupled with ongoing business, will improve our near-term revenue visibility and operating margins,” said Steve Delmar, CFO of ACE*COMM. “The third quarter’s results reflect some anticipated contracts and collections moving to the right, but we expect that revenue to be realized in the fourth quarter and thereafter. Regarding the $5.1 million charge for in process research and development from the 2helix acquisition, these types of charges are not unusual under current accounting rules in acquisitions of technology companies with significant ongoing research and development.”

Earnings Call
ACE*COMM will host an earnings teleconference call this evening, Thursday, May 12, 2005 at 5:30 pm, Eastern Time, to discuss the third quarter results. To participate, please call 866-814-8482. When prompted, enter the ACE*COMM reservation number 704961. Internet users can hear a simultaneous live Webcast of the teleconference at http://www.acecomm.com or http://www.fulldisclosure.com. A taped replay of the call will be made available from the ACE*COMM Corporate Web site after 8:30 pm, on Thursday, May 12, 2005.

About ACE*COMM
ACE*COMM is a global provider of advanced operations support systems (OSS) solutions for telecom service providers and enterprises. ACE*COMM’s solutions are applicable to a range of legacy through next-generation networks that include wired, wireless ,voice, data, multi-media, and Internet communications networks. These solutions include the analytical tools required to extract knowledge from operating networks — knowledge customers use for revenue assurance, to reduce costs, to accelerate time-to-market for new services, and to provide more effective customer care.

ACE*COMM recently acquired UK-based 2helix to create a unique, high-value OSS solutions set to benefit network business intelligence and profitability for Tier 1 carriers, and to expand its European presence.

For over 20 years, ACE*COMM technology has been effectively deployed for more than 300 customers, spanning over 4,000 installations, in 70 countries world-wide. ACE*COMM-installed products are presently enabling the success of customers and partners such as AT&T, Cisco, IBM, Marconi, Motorola, Alcatel, General Dynamics, Northrop Grumman, Unisys, and Siemens. ACE*COMM is a registered ISO 9001 quality standard company. For more information, visit www.acecomm.com.

ACE*COMM, NetPlus, the ACE*COMM logo and N*VISION are registered trademarks, and Convergent Mediation and Parent Patrol are trademarks of ACE*COMM Corporation.

Except for historical information, the matters discussed in this news release include forward-looking statements, including the quoted remarks of the chief Executive Officer, that are subject to certain risks and uncertainties that could cause the actual future events to differ materially from those projected, including, but not limited to: the failure of anticipated demand to materialize; delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; limitations on customers’ financial resources; the continued convergence of voice and data networks; the continuing success of the Company’s strategic alliances for product development and marketing; customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; the Company’s ability to adequately support its operations, and other risks detailed from time to time in the Company’s Report on Form 10-Q and other reports filed with the Securities Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Media Relations Contact:
Marcie Weber
Direct: 1(613) 730-4726

ACE*COMM CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	June 30,
	2005	2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,735	$2,881
Restricted cash	500	—
Accounts receivable, net	4,555	4,246
Inventories, net	687	573
Deferred contract costs	224	571
Prepaid expenses and other	464	257

Total current assets	10,165	8,528
Property and equipment, net	725	592
Goodwill	1,681	—
Acquired intangibles	2,164	899
Other non-current assets	288	312

Total assets	$15,023	$10,331

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$3,537	$545
Accounts payable	1,464	591
Accrued expenses	2,714	1,484
Accrued compensation	662	724
Deferred revenue	1,559	1,519

Total current liabilities	9,936	4,863
Long-term notes payable	17	—

Total liabilities	9,953	4,863

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 45,000,000 shares authorized, 16,687,635 and 13,761,182 shares issued and outstanding	167	138
Additional paid-in capital	34,795	28,475
Other accumulated comprehensive income (loss)	15	(41)
Accumulated deficit	(29,907)	(23,104)
Total stockholders’ equity	5,070	5,468

Total liabilities and stockholders’ equity	$15,023	$10,331

ACE*COMM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$3,760	$4,842	$13,197	$9,720
Cost of revenue	1,995	2,135	6,112	5,421

Gross profit	1,765	2,707	7,085	4,299
Selling, general, and administrative	2,548	2,537	7,169	6,390
Research and development	631	400	1,745	621
Acquired in process research and development	5,118	1,160	5,118	1,160

Loss from operations	(6,532)	(1,390)	(6,947)	(3,872)
Interest expense	(16)	(9)	(24)	(25)
Gain from settlement of debt obligation	—	—	228	—

Loss before income taxes	(6,548)	(1,399)	(6,743)	(3,897)
Income tax expense	(45)	—	(60)	—

Net loss	$(6,593)	$(1,399)	$(6,803)	$(3,897)

Basic net loss per share	$(.47)	$(.10)	$(.49)	$(.34)

Diluted net loss per share	$(.47)	$(.10)	$(.49)	$(.34)

Shares used in computing net loss per share:
Basic	13,981	13,736	13,844	11,508

Diluted	13,981	13,736	13,844	11,508